OPT

OCEAN POWER TECHNOLOGIES

1590 Reed Road
Pennington, NJ 08534 USA
Tel: 609-730-0400 - Fax: 609-730-0404

September 12, 2012

Mr. Michael M. Mekhiche
27 Fernwood Lane
Binghamton, New York 13901'

Dear Mike:

Ocean Power Technologies, Inc. ("OPT" or the "Company") is very pleased to offer you a position as a full time employee.

OPT hereby offers to you the position of Vice President, Engineering, reporting to me, subject to our satisfactory completion of reference checks on your background. As such, your duties and responsibilities will be those duties and responsibilities consistent with your position as may from time to time be assigned by me, including your focus on the Company's engineering departments.

OPT may add to or alter your position and responsibilities as deemed appropriate in the future. In addition, you will have the following responsibilities: (a) devote attention, labor, skill and energy to the business of OPT and diligently, and to the best of your ability, perform all duties incident to your employment as described in this letter, and (b) use your best efforts to promote the interests, goodwill and welfare of OPT.

Compensation for your services, subject to the terms of this letter, shall be a salary of $24,583.33 monthly, which is equivalent to **$295,000.00** on an annual basis, for as long as you are employed or until a change is made by OPT to your salary. I expect that your next salary review will be as of May 1, 2013. Also, subject to approval of the Board of Directors of OPT, subsequent to the commencement of your employment with the Company you will be awarded **options to acquire 30,000 shares** of the common stock of OPT, and **10,000 restricted shares** of the common stock of OPT, under the OPT 2006 Stock Incentive Plan, as amended and the Company's standard restricted stock and stock option agreements. Of the option grant, the 30,000 shares will be vested over five years, i.e. 6,000 shares vested at each anniversary of the date of grant, assuming you remain employed by the Company on such dates. The term of these options will be for a period of ten (10) years from the date of grant, in accord with the Company's standard form of stock option agreement. Of the restricted stock grant, the 10,000 shares will be vested over three years, based on your attainment of performance goals to be agreed upon with me, assuming you remain employed by the Company on such vesting dates.

You will also be eligible to participate in the Company's 401(k) Plan, which provides for a **50% employer match** to employee contributions, under stated terms and conditions.

You shall be expected to work during OPT's normal operating hours, as well as any additional hours needed in order to complete your assigned tasks. Payments to you shall be less all amounts required to be withheld by Federal, State and all applicable income tax laws, regulations and rulings. You will receive reviews of your job performance in accordance with OPT's policies. Adjustments to your compensation, if any, will generally be considered on an annual basis, except as related to the expected review as of May 1, 2013 mentioned above. You will be **eligible for consideration of a bonus award of up to 30%** of your base salary and awards of stock options in connection with reviews of your job performance and overall performance of the Company, which typically have been done as of May of each year.

In addition to the compensation stated in this offer, during your employment you may be entitled to participate in all employee benefit plans and programs now or in the future maintained by OPT, so long as you meet any applicable eligibility requirements. You also will receive vacation time to be accrued in accordance with OPT's policies, of **four weeks' annual paid vacation**. In addition, you will be permitted to use up to **five paid sick days**. You will also receive a total of **ten holidays with pay**, each year.

Your position with the Company requires you to relocate to the Pennsylvania / New Jersey area. In recognition of such relocation, the Company will reimburse you for up to **$50,000.00** for costs incurred by you in connection with, and directly related to, that relocation. Eligible costs for such reimbursement include moving costs, the costs of two house-hunting trips in the area for your family, reasonable costs incurred by you in connection with your temporary living arrangements in or near Pennington, New Jersey prior to your permanently relocating to the Pennsylvania/New Jersey area, and customary and reasonable costs incurred in connection with the buying and selling of a home. All reimbursement requests must be supported by documentation evidencing the costs incurred by you. If you terminate your employment with the Company for reasons other than for Good Reason, or if the Company terminates your employment with the Company for reasons other than for Cause:

(a) prior to the one-year anniversary of your commencement of work, you shall repay to the Company any amount received by you pursuant to your relocation expenses;

(b) after the one-year anniversary of your commencement of work, but before the two-year anniversary of your commencement of work, you shall repay to the Company one half (1/2) of any amount received by you pursuant to your relocation expenses;

(c) following the two-year anniversary of your commencement of work, you shall not be required to repay to the Company any amount received by you pursuant to your relocation expenses.

By accepting this offer, you recognize and acknowledge that you may have access to certain ideas, processes, strategies, trade secrets, methods of operation or other non-public information ("Confidential Information") of OPT and that all such information constitutes valuable, special and unique property of OPT. You agree that you will not, without the prior written consent of OPT, disclose or authorize or permit anyone under your direction to disclose to anyone not properly entitled thereto any such Confidential Information relative to the business, technology,

operations, financial condition or services of OPT or any subsidiary. Accordingly, as part of your acceptance of this offer, you agree to execute and be bound by the attached Proprietary Information, Restrictive Covenant and Inventions Agreement (Agreement).

By accepting this offer, you further represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with OPT and carrying out your responsibilities to the Company or which in any way otherwise interferes with or is in conflict with such employment.

This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter OPT's policy of employment at-will, under which both you and OPT remain free to terminate the employment relationship at any time, with or without notice and with or without Cause (as defined below). Notwithstanding the above, the Company shall provide you with two (2) weeks' notice prior to terminating your employment; provided, however, that the Company may, in its sole discretion, pay to you in lieu of such notice an amount equal to the Base Salary that would otherwise be payable to you for such two-week period. This payment will be made in accordance with the Company's regular payroll policies.

In the event you terminate your employment with the Company for Good Reason or the Company terminates your employment for any reason other than (i) for Cause or (ii) because you cannot perform your services as a result of physical or mental incapacitation, you will receive the following severance: for a period of 3 months following your date of termination the Company will continue to pay to you your base salary. Any such severance will be paid by the Company as salary continuation in accordance with its regular payroll practices, and will be conditioned upon the execution and nonrevocation by you of a severance and release agreement provided by the Company and releasing all claims against it and its affiliates (to the extent permitted by applicable law). All payments to you hereunder shall be less taxes and any other deductions required by law. Further, in such conditions, the relocation expense repayment clauses above will not apply.

For purposes of this Agreement:

"Cause" means a termination of your employment by the Company because you have done any of the following: (a) materially breached or materially failed to perform your duties under applicable law, (b) failed to follow lawful and reasonable directives of the Board, or any executive officer to whom you report, (c) failed to follow the Company's policies and procedures in effect from time to time, (d) committed an act of dishonesty in the performance of your duties or engaged in willful misconduct detrimental to the business of the Company, (e) been indicted on felony charges, (f) been convicted of misdemeanor charges involving any crime of moral turpitude, (g) breached in any material respect or failed to perform in any material respect your obligations and duties or any Agreement between you and the Company, or (h) violated your restrictive covenants with the Company (including, without limit, your noncompete, nonsolicit, nonhire, confidentiality obligations, and intellectual property transfer obligations regarding the ownership of intellectual property created or developed, in whole or in part, by you while an employee of the Company.

"Good Reason" means a material diminution of your duties or responsibilities or a material change in the position to which you report. A termination by you for Good Reason can only occur if (i) within sixty (60) days after the initial occurrence of the condition giving rise to Good Reason, you have given a written notice of such to the Company, (ii) the Company has not

cured the condition within thirty (30) days after receipt of such notice, and (iii) you actually cease employment within thirty (30) days after the period set forth in clause (ii).

This letter and the Agreement attached constitute the entire offer to you and, if you accept, they shall constitute the entire agreement and shall be governed by the laws of the state of New Jersey. If you agree to the terms of this offer, please sign and date below, as well as on the attached Agreement and return the originals to me.

This offer is valid through September 17, 2012.

Should you have any questions concerning this offer, or any other question about the Company and this position, please contact me. I look forward to hearing from you.

Sincerely,

Charles F. Dunleavy
Chief Executive Officer

I have read and understand this letter. The foregoing correctly sets forth the terms of my employment with OPT

Michael M. Mekhiche DATE: 09/13/2012